UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2014

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Advanced Energy Industries, Inc.
(Exact name of registrant as specified in its charter)

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Delaware	000-26966	84-0846841
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1625 Sharp Point Drive, Fort Collins, Colorado	80525
(Address of principal executive offices)	(Zip Code)

(970) 221-4670
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported, on December 6, 2011, the Compensation Committee of the Board of Directors of Advanced Energy Industries, Inc. (the “Company”) adopted the 2012-2014 Long Term Incentive Plan (the “LTI Plan”). The LTI Plan is a performance-based equity plan under the Company 2008 Omnibus Incentive Plan, as amended, with performance stock options and performance stock units vesting based upon the return on net assets and operating income achieved by the Company during each year of the LTI Plan. On February 10, 2014, the Company granted 32,012 performance stock options and 37,348 performance restricted stock units to Mr. Garry Rogerson, Chief Executive Officer, under the LTI Plan related to the 2014 performance period, which represent the maximum amount of such awards that may vest if the Company were to achieve the applicable annual stretch goal for return on net assets. The LTI Plan provides for minimum vesting of 25% of the maximum award, so long as the Company has positive operating income excluding restructuring charges for the fiscal year.

On February 10, 2014, Mr. Rogerson also was granted 26,071 restricted stock units pursuant to the 2008 Plan. One third of such award (or 8,890 shares) vests on each of May 15, 2014, August 15, 2014, and November 17, 2014, so long as Mr. Rogerson continues to be employed by the Company through each vesting date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/ Danny C. Herron
Date: February 12, 2014	Danny C. Herron
Executive Vice President and Chief Financial Officer